Exhibit 99.(8)(b)

SHAREHOLDER SERVICES AGREEMENT

This SHAREHOLDER SERVICES AGREEMENT (“Agreement”) is made and entered into as of April 1, 2016 by and among National Life Insurance Company (the “Company”), AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”), and AMERICAN CENTURY SERVICES, LLC (“Transfer Agent” and together with Distributor, “American Century”).

WHEREAS, the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the “Contracts”);

WHEREAS, the Company wishes to make available as investment options under the Contracts one or more of Class I and/or Class II shares of the funds (the “Funds”) made available by the Distributor from time to time, each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and issued by American Century Variable Portfolios, Inc. and/or American Century Variable Portfolios II, Inc. (collectively, the “Issuer”); and

WHEREAS, on the terms and conditions hereinafter set forth, American Century desires to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                      Transactions in the Funds.  (a)  Subject to the terms and conditions of this Agreement, Distributor will cause the Issuer to make shares of the Funds (“Shares”) available to be purchased, exchanged, or redeemed, by or on behalf of the Accounts (defined in Section 7(a) below) through a single account per Fund at the net asset value applicable to each order.  The Funds’ shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional Shares.  Each transaction is made subject to confirmation by Distributor at the net asset value next computed after receipt of the order.

(b)                                 Any order for the purchase of Shares pursuant to this Agreement shall be accepted at the time when it is received by the Transfer Agent, unless rejected by Distributor or the Transfer Agent.  No order that is placed on a conditional basis or is subject to any delay or contingency prior to execution will be accepted.

2.                                      Administrative Services.  (a)  The Company agrees to provide all administrative and shareholder services for the Contract owners, including but not limited to those services specified in EXHIBIT A (the “Administrative Services”).  Neither Distributor nor the Issuer shall be required to provide Administrative Services for the benefit of Contract owners.

(b)                                 For certain classes of the Funds, the Company will provide distribution services for such classes, including but not limited to receiving and answering correspondence from prospective shareholders, distributing prospectuses, statements of additional information, and shareholder reports; providing facilities to answer questions from prospective investors about Shares; assisting investors in completing application forms and selecting dividend and other account options; and other reasonable services designed to assist in the distribution of the Funds (collectively the “Distribution Services”).

(c)                                  The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services and, if applicable, the Distribution Services, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative Services and the Distribution Services.  Upon request, the Company will provide Distributor or its representatives reasonable information regarding the quality of the Administrative Services and, if applicable, the Distribution Services being provided and its compliance with the terms of this Agreement.

3.                                      Timing of Transactions.

(a)                                 Distributor hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Shares from the Contract owners.  On each day the New York Stock Exchange (the “Exchange”) is open for business (each, a “Business Day”), the Company may receive instructions from the Contract owners for the purchase or redemption of Shares (“Orders”). Orders received and accepted by the Company prior to the price time for each Fund as set forth in its prospectus (the “Price Time”) generally the close of regular trading on the Exchange (the “Close of Trading”) on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted in accordance with Section 4 hereof either (1) to the Transfer Agent prior to the Price Time on such Business Day or (2) pursuant to the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Redemption Verification (“Fund/SERV”) system, will be executed at the net asset value determined as of the relevant Fund’s Price Time on such Business Day.  Any Orders received by the Company on such day but after the relevant Fund’s Price Time on a Business Day, will be executed at the net asset value next determined as of that Fund’s Price Time on the next Business Day.  The day as of which an Order is executed by the Transfer Agent pursuant to the provisions set forth above is referred to herein as the “Trade Date”.  All Orders are subject to acceptance or rejection by American Century or the Funds in the sole discretion of any of them.

(b)                                 Notwithstanding Section 3(a) above, if the Securities and Exchange Commission (“SEC”) adopts a rule, or Congress adopts a law, that changes the requirements for intermediaries with regard to accepting Orders on behalf of the Funds, the timing of transmitting Orders to the Funds, or otherwise affects the way Orders are accepted, transmitted and priced, Section 3(a) shall be deemed to be automatically amended to comply with such new rule or law.

4.                                      Processing of Transactions.

(a)                                 If transactions in Shares are to be settled through the Fund/SERV system, the following provisions shall apply:

(1)                                 Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system.

(2)                                 For each Fund/SERV transaction, including transactions establishing accounts with American Century or its affiliates, the Company shall provide the Funds and American Century or its affiliates with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct.  The Company shall maintain documents required by American Century or the Funds to effect Fund/SERV transactions.  Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

(3)                                 At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law.  Such coverage shall insure for losses resulting from the criminal acts, errors or omissions of each party’s employees and agents.

(4)                                 The Company represents and warrants that all instructions, questions and other correspondence concerning the accounts for which trades are made in accordance with this Section 4(a) shall come from the Company, and that individual account holders shall contact the Company, rather than contact Distributor or the Funds directly, with instructions, questions and requests concerning the Funds.  The Company further represents and warrants that it, rather than Distributor or the Funds, has reporting responsibility to its customers for confirmations of transactions and monthly, quarterly and year-end statements.  The Company is a member of the Securities Investor Protection Corporation and is current with the dues required by such membership.

(b)                                 If transactions in Shares are to be settled directly with the Transfer Agent, procedures relating to the processing and settlement of Orders shall be subject to such instructions as American Century may forward to the Company from time to time.  Payment for net purchase transactions shall be made by wire transfer or through a clearinghouse agency approved by American Century to the applicable Fund custodial account designated by American Century on the Business Day next following the Trade Date.  Such wire transfers shall be initiated by the Company’s bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date.  If payment for a purchase Order is not timely received, the Fund may cancel the Order or, at American Century’s option, resell the Shares to the applicable Fund at the then prevailing net asset value, and the Company shall be responsible for all costs to American Century, the Funds or any affiliate of American Century or the Funds resulting from such resale.  The Company shall be responsible for any loss, expense, liability or damage, including loss of profit suffered by American Century and/or the respective Funds resulting from delay or failure to make timely payment for such Shares or cancellation of any trade, or for any Orders that are processed on an “as of” basis as an accommodation to the Company.  The Company shall not be entitled to any gains generated thereby.

(c)                                  The Company agrees not to withhold placing Orders received from any customers for the purchase or sale of Shares so as to profit itself as a result of such withholding.  The Company shall not purchase Shares through American Century except for the purpose of covering purchase Orders received by the Company, or for the Company’s bona fide investment.  The Company agrees to purchase Shares only from the Funds or its customers.  If the Company purchases Shares from its customers, it will pay such customers not less than the applicable redemption price as established by the then-current prospectuses of the Funds.

5.                                      Prospectus and Proxy Materials.  (a)  Distributor shall provide the Company with reasonable quantities of the Issuer’s prospectuses, statements of additional information, proxy materials, periodic fund reports to shareholders and other materials (the “Fund Materials”) that are required by law to be sent to the Issuers’ shareholders, each in the amounts and at the times requested by the Company.

(b)                                 The parties agree to coordinate the functions related to the printing, distribution, and payment of expenses of Fund Materials pursuant to the terms of Exhibit B attached hereto.

6.                                      Compensation and Expenses.  (a)  Certain of the Funds have adopted distribution contracts pursuant to which Distributor, on behalf of each such Fund, will pay a service fee to dealers in accordance with the provisions of such Funds’ distribution contracts for the Class II shares of such Funds.  The service fee is paid as additional consideration for all personal services, account maintenance services and/or Distribution Services provided by the broker/dealer of record to shareholders of the applicable Fund.  The provisions and terms of these Funds’ distribution contracts are described in their respective prospectuses, and the Company hereby agrees that Distributor has made no representations with respect to the distribution contracts of such Funds in addition to, or conflicting with, the description set forth in their respective prospectuses.  The fee for each class of Shares will be set by Distributor based on the relevant distribution contracts.

(b)                                 Transfer Agent acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder.  In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Transfer Agent will pay the Company a fee (the “Administrative Services Fee”) set forth on Exhibit C attached hereto, per annum of the average aggregate amount invested by the Company in each class of Shares made available under the Agreement.

(c)                                  For the purposes of computing the payments to the Company contemplated by this Section 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company’s aggregate investment (Share net asset value multiplied by total number of Shares held by the Company) on each calendar day during the month and dividing by the total number of calendar days during such month.

(d)                                 American Century will calculate the amount of the payments to be made pursuant to this Section 6 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter.  The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

National Life Insurance Company

One National Life Drive

Montpelier, VT 05604

Attention:  Penny Dooley

Phone No.: 802-229-3327

Fax No.: PDooley@nationallife.com

x  Check this box to receive Statements

     electronically at the email address provided above

7.                                      Representations.  (a)  The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the National Life Variable Life Insurance Account and National Variable Annuity Account II (the “Accounts”), each of which is a duly authorized and established separate account under Vermont Insurance law, and has registered each Account as a unit investment trust under the 1940 Act to serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

(b)                                 Distributor represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute its legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; (ii) the prospectus of each Fund complies in all material respects with federal and state securities laws, and (iii) Shares are registered and authorized for sale in accordance with all federal and state securities laws.

(c)                                  Transfer Agent represents that this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute its legal, valid and binding obligation, enforceable in accordance with its terms.

8.                                      Additional Covenants and Agreements.  (a)  Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement.  All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.  To the extent applicable, the parties agree to abide by the terms of the Foreign Account Tax Compliance Act (“FATCA”), including the Company’s provision to American Century of any information necessary for American Century’s or the Funds’ FATCA compliance.

(b)                                 Each party shall promptly notify the other party in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

(c)                                  The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day.  The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with Section 8(c) hereof.  Further, upon reasonable request by American Century, the Company will provide evidence reasonably satisfactory to the Funds’ Board of Directors to demonstrate its compliance with Rule 22c-1 (under the 1940 Act) requirements and provide the requester with copies of its internal control report, if one is obtained.  The Company agrees to promptly return any requested certification of such practices and understands that if it does not American Century may require it to stop trading through the NSCC (if applicable) and send all trades directly to Transfer Agent by each Fund’s Price Time on any Business Day.

(d)                                 The Company covenants and agrees that all Orders transmitted to the Transfer Agent whether by telephone, telecopy, or other electronic transmission acceptable to American Century, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts.  American Century shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Shares on behalf of the Company is “an appropriate person” as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Shares.  The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to American Century by the Company by telephone, telecopy or other electronic transmission acceptable to American Century.

(e)                                  The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to Shares as is given to other underlying investments of the Accounts, subject to applicable SEC rules.  In addition, the Company shall not impose any fee, condition, or requirement for the use of the Funds as investment options for the Contracts that operates to the specific prejudice of the Funds vis-a-vis the other investment media made available for the Contracts by the Company.

(f)                                   The Company shall not, without the written consent of American Century, make representations concerning the Issuer, the Funds or the Shares except those contained in the then-current prospectus and in current printed sales literature approved by American Century.

(g)                                  Advertising and sales literature with respect to the Issuer or the Funds prepared by the Company or its agents, if any, for use in marketing Shares as underlying investment media to Contract owners shall be submitted to American Century for review and approval before such material is used.

9.                                      Use of Names.  Except as otherwise expressly provided for in this Agreement, neither American Century nor any of its affiliates nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company’s prior written consent, the granting of which shall be at the Company’s sole option.  Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer, American Century or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of American Century, the granting of which shall be at the sole option of American Century.

10.                               Proxy Voting.  (a)  The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges.  It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in Section 12(a) below) participating in any Fund calculate voting privileges in a consistent manner.

(b)                                 The Company will distribute to Contract owners all proxy material furnished by Distributor and will vote shares in accordance with instructions received from such Contract owners.  The Company shall vote Shares for which no voting instructions are received in the same proportion as Shares for which such instructions have been received.  The Company and its agents shall not oppose or interfere with the solicitation of proxies for Shares held for such Contract owners.

11.                               Indemnity.  (a)  American Century agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (collectively, the “Indemnified Parties” for purposes of this Section 11(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, “Losses”), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by American Century of a material provision of this Agreement.  American Century will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  American Century shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.

(b)                                 The Company agrees to indemnify and hold harmless American Century and the Issuer, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls Issuer or Distributor within the meaning of the Securities Act of 1933, as amended (collectively, the “Indemnified Parties” for purposes of this Section 11(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by the Company of a material provision of this or (ii) the Company’s sales practices and procedures, including the provision of any information not provided or approved by American Century in accordance with Section 8(g) hereof.  The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses.  The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of American Century in performing its obligations under this Agreement.

(c)                                  Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 11.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

(d)                                 If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

12.                               Potential Conflicts (a)  The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the “Shared Funding Exemptive Order”).  The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief.  As set forth in such application, the Board of Directors of the Issuer (the “Board”) will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts (“Participating Companies”) investing in funds of the Issuer.  An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (vi) a decision by an insurer to disregard the voting instructions of contract owners.  The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

(b)                                 The Company will report any potential or existing conflicts of which it is aware to the Board.  The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised.  This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

(c)                                  If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies.  If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.  Such necessary action may include but shall not be limited to:

(i)                                     withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

(ii)                                  establishing a new registered management investment company or managed separate account.

(d)                                 If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its Contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board’s election, to withdraw an Account’s investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

(e)                                  For the purpose of this Section 12, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract.  The Company shall not be required by this Section 12 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

13.                               Termination; Withdrawal of Offering.  This Agreement may be terminated by any party upon 60 days’ prior written notice to the other parties, or such longer period required for the Company to obtain any necessary exemptive relief.  This Agreement shall terminate automatically without notice upon any attempted assignment hereof.  This Agreement may be terminated at any time as to any Fund by vote of a majority of the outstanding securities of that Fund or vote of a majority of the independent directors or trustees of that Fund.  Termination of this Agreement shall not affect the obligations of the parties to make payments under Section 4 for Orders received by the Company prior to such termination and shall not affect the Issuers’ obligation to maintain the Accounts.  Following termination, Distributor shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).  American Century reserves the right, in its sole discretion and without prior notice, to suspend sales of Shares in any state or other jurisdiction, to withdraw entirely the offering of Shares, or to modify or amend the terms of its offering of Shares.

14.                               Non-Exclusivity.  Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each party is free to enter into similar agreements and arrangements with other entities.

15.                               Privacy Procedures.  Each of the parties to this Agreement affirms that it has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws.  Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws.

16.                               Survival.  The provisions of Section 9 (Use of Names), Section 11 (Indemnity) and Section 15 (Privacy Procedures) of this Agreement shall survive termination of this Agreement.

17.                               Amendment.  Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

18.                               Rule 498 of the Securities Act of 1933 (“Rule 498”).  Rule 498 provides for the option on the part of American Century and the Company to provide a Summary Prospectus in lieu of Statutory Prospectus under certain circumstances with respect to the Fund and its series.  The parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws in the event they take advantage of Rule 498 and distribute a Summary Prospectus in lieu of a Statutory Prospectus, including but not limited to those roles and responsibilities specified in EXHIBIT D.

19.                               Notices.  All notices and other communications (other than those specified in Section 6(d)) hereunder shall be given or made in writing and shall be delivered personally, or sent by facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

To the Company:

National Life Insurance Company

One National Life Drive

Montpelier, VT 05604

Attention:  Keith Jones, Senior Counsel

(802) 229-3111 (office number)

(802) 229-3743 (facsimile number)

To American Century:

American Century Investment Services, Inc.

4500 Main Street

Kansas City, Missouri 64111

Attention:  General Counsel

(816) 531-5575 (office number)

(816) 340-4964 (facsimile number)

Any notice, demand or other communication given in a manner prescribed in this Section 19 shall be deemed to have been delivered on receipt.

20.                               Assignment.  This Agreement will terminate automatically in the event of its assignment

21.                               Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

22.                               Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23.                               Entire Agreement.  This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters, specifically including the Shareholder Services Agreement dated April 28, 1998 (as amended).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AMERICAN CENTURY INVESTMENT
SERVICES, INC.

By:	/s/ Cindy Johnson
Name:	Cindy A. Johnson
Title:	Vice President

AMERICAN CENTURY SERVICES, LLC

By:	/s/ Otis H. Cowan
Name:	Otis H. Cowan
Title:	Vice President

NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Scott Edblom
Name:	Scott Edblom
Title:	Vice President, Product Strategy & Innovation

EXHIBIT A

ADMINISTRATIVE SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

1.                                      Maintain separate records for each Contract owner, which records shall reflect the Shares purchased and redeemed and Share balances of such Contract owners.  The Company will maintain a single master account with each Fund on behalf of the Contract owners and such account shall be in the name of the Company (or its nominee) as the record owner of Shares purchased under the Contract owners.

2.                                      Disburse or credit to the Contract owners all proceeds of redemptions of Shares and all dividends and other distributions not reinvested in Shares.

3.                                      Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of Shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), and such other information as may be required, from time to time, by the Contracts.

4.                                      Transmit purchase and redemption orders to the Transfer Agent on behalf of the Contract owners in accordance with the procedures set forth in Section 4 of the Agreement.

5.                                      Distribute to the Contract owners copies of the Funds’ prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

6.                                      Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services under the Contracts.

SCHEDULE B

FUND MATERIALS

The Distributor and the Company will coordinate the functions related to Fund Materials and pay the costs of completing these functions based upon an allocation of costs in the tables below.

To the extent Fund Materials are bundled with materials of other funds offered by Company, costs shall be allocated to reflect the Distributor’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents.  Notwithstanding anything to the contrary, the parties agree that to the extent that Distributor reimburses Company for printing or delivery costs incurred with respect to the distribution of Fund Materials, Distributor will only be responsible for reimbursing commercially reasonable expenses incurred by the Company.  Distributor shall not be responsible for reimbursing expenses that are excessive or unnecessary based on available industry standards.

Company shall send invoices for such expense to the Distributor within 90 days of the event, along with such other supporting data as may be reasonably requested.  The invoice will reference the applicable Item and Function, along with the Distributor’s number of pages printed. The Company invoices should be sent to the following email message group: INTOPS@americancentury.com. Fees will be payable within 45 days of receipt of the invoice, as long as such supporting data defines the appropriate expenses.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus and, if applicable, Summary Prospectus

Distributor shall supply the Company with such numbers of the Designated Portfolio(s) prospectus(es) as the Company may reasonably request and/or provide the Company with a print ready PDF of the Designated Portfolio(s) prospectus(es) for printing and expense reimbursement

		Distributor and/or Company	Distributor will pay for printing and delivering (including postage) copies to existing Contract owners who allocate contract value to any Designated Portfolio.
Product Prospectus	Printing, Filing and Distribution	Company	Company will pay printing and delivery.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus and, if applicable, Summary Prospectus Update & Distribution (Supplements)

Fund, Distributor or Fund’s adviser shall supply the Company with such numbers of the Designated Portfolio(s) prospectus supplements as the Company may reasonably request and/or provide the Company with a print ready PDF of the Designated Portfolio(s) prospectus supplements for printing and expense reimbursement

		Fund and/or Company	Distributor will pay for printing and delivering (including postage) to existing Contract owners who allocate contract value to any Designated Portfolio.
Product Prospectus Update & Distribution (Supplements)	If Required by Fund or Distributor	Company	Distributor
	If Required by the Company	Company	Company
Mutual Fund SAI	Printing	Distributor	Distributor
	Distribution	Company	Distributor
Product SAI	Printing & Distribution	Company	Company
Proxy Material for Mutual Fund:	Printing	Distributor or a proxy solicitation firm chosen by the Fund	Distributor
	Distribution (including labor and postage)	Company or a proxy solicitation firm chosen by the Fund	Distributor
Mutual Fund Annual & Semi-Annual Report

Fund, Distributor or Fund’s adviser shall supply the Company with such numbers as the Company may reasonably request and/or provide the Company with a print ready PDF for printing and expense reimbursement

		Company	Distributor will pay for printing and delivering (including postage) copies to existing Contract owners who allocate contract value to

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
any Designated Portfolio.
Other communication to Prospective clients	If Required by the Fund or Distributor	Company	Distributor
	If Required by the Company	Company	Company
Other communication to existing Contract owners	Distribution (including labor and printing) if required by the Fund or Distributor	Company	Distributor
	Distribution (including labor and printing) if required by the Company	Company	Company
Operations of the Fund

All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the Fund pursuant to any Rule 12b-1 plan

		Fund or Distributor	Fund or Fund’s adviser
Operations of the Account	Federal registration of units of separate account (24f-2 fees)	Company	Company

EXHIBIT C

Funds Available and Fees

	Administrative	Distribution
	Services Fees*	Services Fees*

Class I of:

VP International Fund	Redacted	Redacted
VP Income & Growth Fund	Redacted	Redacted
VP Value Fund	Redacted	Redacted
VP Ultra Fund	Redacted	Redacted
VP Inflation Protection Fund	Redacted	Redacted

Class II of:

VP Capital Appreciation Fund	Redacted	Redacted
VP Growth Fund	Redacted	Redacted
VP Large Company Value Fund	Redacted	Redacted
VP Ultra Fund	Redacted	Redacted
VP Value Fund	Redacted	Redacted
VP Inflation Protection Fund	Redacted	Redacted

*Fees will be paid only on accounts where the assigned NSCC #4555 is listed.

EXHIBIT D

RULE 498 OF THE SECURITIES ACT OF 1933

SUMMARY PROSPECTUS

1.              For purposes of this Agreement, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.              In the event the Company desires to use Summary Prospectuses in lieu of Statutory Prospectuses, American Century shall provide the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that American Century provide the Company with Statutory Prospectuses.

3.              American Century shall be responsible for compliance with Rule 498(e) and any applicable guidance received from the U.S. Securities and Exchange Commission (the “SEC”) or SEC Staff.

4.              American Century represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.

5.              American Century agrees that the uniform resource locator (“URL”) indicated on each Summary Prospectus will lead the Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498 and any applicable guidance received from the SEC or from the SEC Staff.

6.              American Century represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Fund documents made directly to the Fund.  American Century further represents and warrants that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

7.              The Company represents and warrants that it will respond to requests for additional Fund documents made by Contract Owners directly to the Company or one of its affiliates.

8.              The Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which the Company is responsible will be done in compliance with Rule 498 and any applicable guidance received from the SEC or from the SEC Staff.

9.              At the Company’s request, American Century will provide the Company with URLs to the current Fund and series’ documents for use with the Company’s electronic delivery of Fund documents or on the Company’s website.  American Century will be responsible for maintaining the Fund and series’ current documents on the website to which such URLs originally navigate.  In addition, the Company shall be permitted in its sole discretion to post a copy of the Fund’s Summary and/or Statutory Prospectus on the Company’s website.  The Company agrees to be solely responsible for the maintenance of web links and Fund documents on its website.

10.       If American Century determines that it will end its use of the Summary Prospectus delivery option, American Century will provide the Company with advance notice of its intent as soon as reasonably practicable, but in no event less than 60-days advance written notice of this intent.  After the termination of any notice period, American Century shall continue to maintain a Fund documents web site in compliance with the requirements of this Agreement and Rule 498 for a minimum of 90 days, in order to comply with Rule 498.

11.       American Century shall not deem the Company, by reason of executing this Agreement, to be service provider of the Fund as that term is used in connection with Rule 38a-1 under the Investment Company Act of 1940. The parties agree that all other provisions of the Agreement will apply to the terms as applicable.

12.       The parties agree that the Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Company.  The Company agrees that it will give American Century sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.